Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP

ANNOUNCES PROPOSED PUBLIC OFFERING

OF COMMON STOCK

Tulsa, Oklahoma, October 26, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) announced today that it intends to offer, subject to market and other conditions, 5,750,000 shares of its common stock in an underwritten public offering under an effective shelf registration statement on file with the Securities and Exchange Commission. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. will serve as joint book-running managers for the offering. The underwriters will have a 30-day option to purchase up to an additional 862,500 shares of common stock offered by the Company.

The Company intends to use the net proceeds from this offering for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of any offer to buy the common stock, nor shall there be any such offer or solicitation or any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful. The proposed offering will be made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Goldman, Sachs & Co. (Attention: Prospectus Department, 85 Broad Street, New York, New York 10004; telephone: (917) 343-8000; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com) or J.P. Morgan Securities Inc. (Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; telephone: (631) 254-1735).

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company’s approximately 6,400 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.

Contacts:

Financial:	Media:
H. Clifford Buster III	Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236

chris.payne@dtag.com